EXHIBIT 5.1

[VINSON & ELKINS L.L.P. LETTERHEAD]

November 13, 2006

Continental Airlines, Inc.

1600 Smith Street, Dept. HQSEO

Houston, Texas 77002

Re: 8.75% Senior Notes due 2011

Ladies and Gentlemen:

We have acted as counsel for Continental Airlines, Inc., a Delaware corporation (the "Company"), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933 (the "Securities Act") of the offer and sale by the Company from time to time pursuant to Rule 415 under the Securities Act of $200,000,000 aggregate principal amount of 8.75% Senior Notes due 2011 (the "Securities").

The Securities were offered and sold pursuant to a prospectus supplement, dated November 8, 2006 and filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) on November 9, 2006, to a prospectus dated April 10, 2006 (such prospectus, as amended and supplemented by the prospectus supplement, the "Prospectus") included in a Registration Statement on Form S-3 (Registration No. 333-133187) (the "Registration Statement"), which Registration Statement became effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Certificate of Incorporation and Bylaws of the Company, each as amended to the date hereof; (ii) resolutions adopted by the Board of Directors of the Company (the Board of Directors of the Company, or to the extent permitted by Section 141 of the General Corporation Law of the State of Delaware (the "DGCL"), a duly constituted and acting committee thereof, being referred to herein as the "Board"); (iii) the Registration Statement; (iv) the Prospectus; (v) the Indenture, dated as of July 15, 1997, between the Company and The Bank of New York Trust Company, N.A. (as successor to J.P. Morgan Trust Company, National Association, as successor to Bank One, N.A.) ("The Bank of New York"), as trustee (the "Indenture"); (vi) the Second Supplemental Indenture, dated as of November 13, 2006, among the Company and The Bank of New York, as trustee (the "Supplemental Indenture"); and (vii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

As to any facts material to the opinions contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; (v) each person signing in a representative capacity (other than on behalf of the Company) any document reviewed by us had authority to sign in such capacity; (vi) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus and the Registration Statement; and (vii) the Indenture and the Supplemental Indenture each were duly authorized, executed and delivered by the parties thereto in substantially the form reviewed by us or with changes that do not affect the opinions given hereunder.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Securities have been duly authorized, executed and issued by the Company and, assuming that the Securities have been duly authenticated by The Bank of New York, as trustee, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and will be entitled to the benefits of the Indenture, as amended and supplemented by the Supplemental Indenture.

The foregoing opinion is qualified to the extent that the enforceability of any document, instrument or security may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally, and general equitable or public policy principles.

We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indenture or the Supplemental Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The foregoing opinions are limited in all respects to the laws of the DGCL (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the laws of the State of New York and the federal laws of the United States of America, and we do not express any opinions as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.